EXHIBIT A


                             JOINT FILING AGREEMENT




     The undersigned hereby agree that the statement on Schedule 13D with respect to the shares of Class A Common Stock of Physicians Health Services, Inc. dated October 21, 1997 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934.

Date: October 21, 1997

                                            P. SCHOENFELD ASSET MANAGEMENT LLC



                                            By:      /s/ Peter M. Schoenfeld
                                                   Name: Peter M. Schoenfeld
                                                  Title: Managing Member



                                                     /s/ Peter M. Schoenfeld
                                                         Peter M. Schoenfeld